As filed with the Securities and Exchange Commission on September 9, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HEALTHETECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0478611
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

523 Park Point Drive, Suite 300 Golden, Colorado	80401
(Address of Principal Executive Offices)	(Zip Code)

HealtheTech, Inc. Amended and Restated 2002 Stock Plan

(Full title of the plan)

James W. Dennis Chief Executive Officer HealtheTech, Inc. 523 Park Point Drive, Suite 300 Golden, Colorado 80401 (303) 526-5085	Copy to: Whitney Holmes, Esq. Hogan & Hartson L.L.P. 1200 Seventeenth Street, Suite 1500 Denver, Colorado 80202 (303) 899-7300

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common stock, par value $0.001 per share	1,300,000	$1.33	$1,729,000	$219.06

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers, in addition to the number of shares of common stock shown in the table above, an indeterminate number of shares of common stock that may be issued as a result of anti-dilution provisions contained in the plan described herein.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average high and low sales prices of the Registrant’s common stock as reported on the Nasdaq National Market on September 7, 2004.

EXPLANATORY NOTE

On July 22, 2002, HealtheTech, Inc., a Delaware corporation (the “Registrant”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act the registration statement on Form S-8, File No. 96835 (the “Prior Registration Statement”), covering the registration of 666,667 shares of common stock (after giving effect to the Registrant’s one-for-five reverse stock split effective December 31, 2003) authorized for issuance under the HealtheTech, Inc. 2002 Stock Plan as then in effect (the “Original Plan”).

On April 7, 2004, the Registrant’s Board of Directors approved an amendment to the Original Plan (as so amended, the “Plan”). The amendment, approved by an affirmative vote of the stockholders of the Registrant on May 14, 2004, (1) increased the number of shares of common stock available for issuance thereunder by 100,000 shares from 666,667 shares to 766,667 shares, (2) added an “evergreen” feature pursuant to which the number of shares available for issuance under the Plan increases annually, beginning on January 1, 2005, in an amount equal to the lesser of (a) 500,000 shares of common stock, (b) 5% of the aggregate of (x) the outstanding shares of common stock on such date and (y) such number of shares of common stock that are issuable upon the exercise of the outstanding warrants issued to certain investors on December 23, 2003 in a private placement transaction, or (c) an amount determined by the Registrant’s Board of Directors; and (3) increase the number of shares that the Registrant may grant in any fiscal year to any one individual under the Plan from 133,333 shares to 500,000 shares.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. According to the Note to Part I of Form S-8, such documents will not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference.

Additionally, the following documents and all other documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all the shares of common stock offered hereby have been sold or that deregisters all such shares of common stock then remaining unsold, are hereby incorporated herein by reference to be a part of this registration statement from the date of filing of such documents:

(a) The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

(c)        The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-49871) filed with the Commission on June 17, 2002 under the Exchange Act.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

To the extent that any proxy statement or any current report on Form 8-K is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement or in Item 9 of such Form 8-K which is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

Item 4. Description of Securities.

Not applicable. (The common stock is registered under Section 12 of the Exchange Act.)

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability: for breach of duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the Delaware General Corporation Law (unlawful dividends); or for transactions from which the director derived improper personal benefit.

The Registrant’s certificate of incorporation requires that the Registrant indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. The Registrant will also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to the Registrant of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right that an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We have also entered into agreements to indemnify our directors and officers. These agreements indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by or in the right of the Registrant, arising out of their services as one of the Registrant’s directors or officers, any of its subsidiaries or any other company or enterprise to which the person provides services at the Registrant’s request.

The Registrant maintains insurance to protect the Registrant and the Registrant’s directors, officers and representatives against any such expense, liability or loss, whether or not the Registrant would have the power to indemnify him against such expense, liability or loss under the Delaware General Corporation Law.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

5.1	Opinion of Hogan & Hartson L.L.P. with respect to the legality of the common stock registered hereby.

10.1	HealtheTech, Inc. Amended and Restated 2002 Stock Plan. Incorporated by reference to the Registrant’s Definitive Proxy Statement (File No. 001-49871) filed on April 16, 2004 in connection with its May 14, 2004 Annual Meeting of Stockholders.

23.1	Consent of Hogan & Hartson L.L.P. Contained in its opinion filed herewith as Exhibit 5.1.

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm, with respect to the Registrant.

24.1	Power of Attorney. Included on the signature page to this registration statement.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado on this 9th day of September, 2004.

HEALTHETECH, INC.

By:	/S/ JAMES DENNIS
James W. Dennis Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James W. Dennis and Alexander MacPherson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this registration statement on Form S-8 (including all amendments thereto) with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed on by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/S/ JAMES DENNIS JAMES W. DENNIS	CHAIRMAN AND CHIEF EXECUTIVE OFFICER (PRINCIPAL EXECUTIVE OFFICER)	SEPTEMBER 9, 2004

/S/ RICK FRESIA RICK FRESIA	VICE PRESIDENT, FINANCE (PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)	SEPTEMBER 9, 2004

/S/ ALEXANDER MACPHERSON ALEXANDER MACPHERSON	PRESIDENT, CHIEF OPERATING OFFICER, SECRETARY AND DIRECTOR	SEPTEMBER 9, 2004

/S/ ARTHUR SAMBERG ARTHUR J. SAMBERG	DIRECTOR	SEPTEMBER 9, 2004

/S/ ROBERT THEIS ROBERT I. THEIS	DIRECTOR	SEPTEMBER 9, 2004

/S/ GERALD LABER GERALD J. LABER	DIRECTOR	SEPTEMBER 9, 2004

/S/ VERNON BRUNNER VERNON A. BRUNNER	DIRECTOR	SEPTEMBER 9, 2004

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1	Opinion of Hogan & Hartson L.L.P. with respect to the legality of the common stock registered hereby.

10.1	HealtheTech, Inc. Amended and Restated 2002 Stock Plan. Incorporated by reference to the Registrant’s Definitive Proxy Statement (File No. 001-49871) filed on April 16, 2004 in connection with its May 14, 2004 Annual Meeting of Stockholders.

23.1	Consent of Hogan & Hartson L.L.P. Contained in its opinion filed herewith as Exhibit 5.1.

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm, with respect to the Registrant.

24.1	Power of Attorney. Included on the signature page to this registration statement.